Morgan Stanley Special Value Fund
Item 77(o) 10f-3 Transactions
January 1, 2001 - June 30, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker
Agere Systems
03/27/01
$6.00
200,000
0.030%
$360,000,000
0.333%
Bear Stearns
Renaissance
03/08/01
$72.20
28,600
0.077%
$113,297,323
1.823%
JP Morgan


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